REPORT OF INDEPENDENT AUDITORS

     The Board of Directors and Stockholders
     Gateway Financial Corporation

          We have audited the accompanying consolidated balance sheet of Gateway Financial Corporation (the "Company") as of December 31, 1993, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gateway Financial Corporation at December 31, 1993, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

          As discussed in Notes F, N, and O to the financial statements, the Company changed its methods of accounting for investments, postretirement benefits other than pensions, and income taxes in 1993.

     /s/Coopers & Lybrand

     Hartford, Connecticut
     January 27, 1994


                       REPORT OF INDEPENDENT AUDITORS

     The Board of Directors and Stockholders
     Gateway Financial Corporation

          We have audited the accompanying consolidated balance sheet of Gateway Financial Corporation as of December 31, 1992, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gateway Financial Corporation at December 31, 1992, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1992 in conformity with generally accepted accounting principles.

     /s/ ERNST & YOUNG

     Hartford, Connecticut
     February 11, 1993, except for Note B, as to which the date is March 22, 1994.


                       GATEWAY FINANCIAL CORPORATION
                        CONSOLIDATED BALANCE SHEETS

                    (In Thousands, Except Share Amounts)

                                                            December 31
                                                          1993        1992
   ASSETS

Cash Equivalents:
  Cash and due from banks, non interest-bearing        $   44,570   $   33,750
  Federal funds sold                                       40,000       39,000
  Securities purchased under agreements to resell                       10,000
  Total Cash Equivalents                                   84,570       82,750
Securities:
  Available-for-sale (cost $110,094)                      111,386
  Held-to-maturity (fair value $125,925)                  125,839
  Held-for-investment (fair value $172,853)                            172,354
Loans held for sale/putback                                30,801       42,035
Loans                                                     900,522    1,008,058
Unearned income                                            (6,535)     (13,579)
Allowance for loan losses                                 (18,265)     (27,376)
  Net Loans                                               875,722      967,103
Accrued income receivable                                   7,173        9,081
Premises and equipment, net                                10,212        9,923
Other real estate owned, net                               12,745       18,070
Income taxes receivable                                       198        2,345
Net deferred tax asset                                      5,000
Other assets                                               12,193       14,253
TOTAL ASSETS                                           $1,275,839   $1,317,914

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Interest-bearing                                     $1,107,262   $1,185,052
  Non interest-bearing                                     64,927       54,884
  Total Deposits                                        1,172,189    1,239,936
Advances from Federal Home Loan Bank                                    10,000
Mortgagors' escrow accounts                                 5,445        6,901
Other liabilities                                           3,994        5,080
TOTAL LIABILITIES                                       1,181,628    1,261,917
Stockholders' Equity:
  Preferred stock, no par value; authorized
    1,000,000 shares; none issued
  Common stock, $.01 par value; authorized 20,000,000
   shares; 13,847,820 shares in 1993 and 8,011,619
   shares in 1992 issued, including shares
   in treasury                                               138           80
Paid-in capital                                           84,831       56,388
Retained earnings                                         10,926        2,505
  Treasury stock, at cost; 584,000 shares                 (2,976)      (2,976)
  Unrealized holding gains on securities
    available-for-sale,net                                 1,292
TOTAL STOCKHOLDERS' EQUITY                                94,211       55,997
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $1,275,839   $1,317,914

   See Notes to Consolidated Financial Statements.

                       GATEWAY FINANCIAL CORPORATION
                   CONSOLIDATED STATEMENTS OF OPERATIONS

                   (In Thousands, Except Share Amounts)

                                                Year Ended December 31
                                              1993          1992        1991
INTEREST AND DIVIDEND INCOME:
Loans, including fees                    $   73,887    $   93,534   $ 85,767
Mortgage-backed securities                    7,871         6,036      3,404
Investment securities:
  Taxable interest                            2,272         4,499      5,912
  Tax-exempt interest                            18            18         85
  Dividends                                   1,265         1,360      1,503
                                              3,555         5,877      7,500
Other                                         1,636         1,707        831
TOTAL INTEREST AND DIVIDEND INCOME           86,949       107,154     97,502

INTEREST EXPENSE:
Deposits                                     39,147        52,536     55,369
Borrowed funds                                  844         3,143     12,193
TOTAL INTEREST EXPENSE                       39,991        55,679     67,562
NET INTEREST INCOME                          46,958        51,475     29,940
Provision for loan losses                     6,394        42,328     17,730
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                            40,564         9,147     12,210

OTHER INCOME:
Service charges and other                     6,844         5,907      4,310
Interim servicing fees                                      2,588
Net securities gains                          1,135         3,405        152
Net gain on sales of mortgages                2,027         4,377      1,340
                                             10,006        16,277      5,802
OPERATING EXPENSES:
Salaries                                     13,157        11,678      9,787
Employee benefits                             4,195         3,228      2,994
Occupancy                                     4,034         3,943      3,947
Equipment                                     2,605         2,532      1,841
Net other real estate owned expenses and
  provision for losses                        8,790        10,385      9,577
FDIC insurance assessment                     3,573         2,743      1,851
Other                                        10,680        10,876      6,778
                                             47,034        45,385     36,775

INCOME (LOSS) BEFORE INCOME TAXES AND
   EXTRAORDINARY CHARGE                        3,536       (19,961)    (18,763)
INCOME TAX PROVISION (BENEFIT)                (4,885)           70      (5,910)
INCOME (LOSS) BEFORE
   EXTRAORDINARY CHARGE                        8,421       (20,031)    (12,853)
Extraordinary charge -
   debt prepayment penalty                                    (371)     (2,250)
NET INCOME (LOSS)                         $    8,421    $  (20,402)  $ (15,103)

INCOME (LOSS) PER SHARE BEFORE
   EXTRAORDINARY CHARGE                   $      .86    $    (2.70)  $   (1.73)
EXTRAORDINARY CHARGE PER SHARE                                (.05)       (.30)
NET INCOME (LOSS) PER SHARE               $      .86    $    (2.75)  $   (2.03)

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                             9,836,216     7,425,223   7,429,575

   See Notes to Consolidated Financial Statements.

                                   GATEWAY FINANCIAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                (In Thousands, Except Share Amounts)

                                   Common Stock
                                                                                 Unrealized    Stock-
                                   Common    Stock   Paid-in  Retained  Treasury   Gains on    holders
                                   Shares    Amount  Capital  Earnings   Stock    Securities   Equity

BALANCE AT JANUARY 1,1991          7,532,119    $ 80  $56,379   $38,010   $(2,757)              $91,712

Net loss for the year                                           (15,103)                        (15,103)

Acquisition of treasury
stock                               (109,500)                                (219)                 (219)

BALANCE AT DECEMBER 31,1991        7,422,619      80   56,379    22,907    (2,976)               76,390

Net loss for the year                                           (20,402)                        (20,402)

Proceeds from exercise
of stock options                       5,000                9                                         9

BALANCE AT DECEMBER 31,1992        7,427,619      80   56,388     2,505    (2,976)               55,997

Net income for the year                                           8,421                           8,421

Proceeds from issuance
of common stock                    5,784,451      58   28,211                                    28,269

Proceeds from exercise
of stock options                      51,750              232                                       232

Change in unrealized
gains on securities
carried at market, net                                                              $1,292        1,292

BALANCE AT DECEMBER 31,1993        13,263,820   $138  $84,831   $10,926   $(2,976)  $1,292      $94,211

   See Notes to Consolidated Financial Statements.


                       GATEWAY FINANCIAL CORPORATION
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (In Thousands)

                                                  Year Ended December 31
                                             1993       1992       1991
OPERATING ACTIVITIES:
Net income (loss)                         $   8,421   $ (20,402) $(15,103)
Adjustments to reconcile net
     income (loss) to net cash
     equivalents provided by
     operating activities:
  Provision for loan losses                   6,394      42,328    17,730
  Provision for depreciation
    and amortization                          1,272       1,404     1,567
  Net amortization of security discounts
     and premiums                             1,901       2,116     2,989
  Amortization of deferred mortgage
     origination fees                        (1,767)       (453)     (735)
  Provision for other real estate owned
   losses                                     8,048       6,107     4,314
     Net securities gains                    (1,135)     (3,405)     (152)
  Decrease in accrued income receivable       1,908       2,503     2,632
  Decrease (increase) in income taxes
    receivable                                2,147       6,539    (1,505)
  Loans originated for sale                 (46,717)
  Proceeds from sales of loans held for
    sale/putback                            120,035
  Realized gain on mortgage sales            (2,027)     (4,377)   (1,340)
  Other, net                                 (4,149)     (8,046)     (180)

NET CASH EQUIVALENTS PROVIDED BY
  OPERATING ACTIVITIES                       94,331      24,314    10,217

INVESTING ACTIVITIES:
Proceeds from sales of securities             1,296      51,496    21,490
Proceeds from maturities of securities       62,829      45,589    29,322
Purchases of securities                    (128,470)    (95,857)  (64,026)
Purchase of residential mortgages           (60,233)    (19,740)  (32,545)
Net decrease (increase) in loans             78,916     (13,948)  (36,464)
Purchases of premises and equipment          (1,728)     (2,246)     (484)
Proceeds from sale of premises
  and equipment                                 290       2,413       344
Proceeds from loan sales                                124,406    41,173
Capital expenditures for other real
  estate owned                                 (637)     (5,248)   (8,439)
Proceeds from sale of other real
  estate owned                                5,928      18,093    25,320
Net cash and cash equivalents provided
  from acquisitions                                               213,844

NET CASH EQUIVALENTS (USED FOR) PROVIDED
  BY INVESTING ACTIVITIES                   (41,809)    104,958   189,535

FINANCING ACTIVITIES:
Net decrease in deposits and
  escrow accounts                           (69,203)   (101,778)    (3,191)
Proceeds from borrowings                     10,000                476,863
Payments for borrowings                     (20,000)    (50,000)  (608,263)
Proceeds from issuance of common stock       28,269
Proceeds from exercise of stock options         232           9
Purchase of treasury stock                                            (219)

NET CASH EQUIVALENTS USED FOR FINANCING
  ACTIVITIES                                (50,702)   (151,769)  (134,810)

INCREASE (DECREASE) IN CASH EQUIVALENTS       1,820     (22,497)    64,942
CASH EQUIVALENTS AT JANUARY 1                82,750     105,247     40,305
CASH EQUIVALENTS AT DECEMBER 31           $  84,570   $  82,750  $ 105,247

See Notes to Consolidated Financial Statements.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     NOTE A:

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation: Gateway Financial Corporation (the "Company") was formed during 1989 under the laws of the State of Delaware and became the holding company for Gateway Bank (the "Bank"). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

     The Company's financial statements are prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and operations for the period. Actual results could differ significantly from those estimates. Estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and other real estate owned, management periodically obtains or internally updates independent appraisals for significant properties.

     While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowances may be necessary, based on the changes in economic conditions, particularly in Connecticut. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and other real estate owned. Such agencies may require the Bank to recognize additions to the allowances, based on their evaluation of information available to them at the time of their examination.

     Fair Values of Financial Instruments: The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and Cash Equivalents: The carrying value reported in the Consolidated Balance Sheet approximates the assets' fair values.

          Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans Held For Sale/Putback: The fair value for loans held for sale are based on quoted market prices of similar loans sold in conjunction with securitized transactions, adjusted for differences in loan characteristics. The fair value of loans held for putback approximates their carrying value.

          Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value of other loans (e.g., commercial mortgage, commercial and consumer loans) are estimated, using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Management concluded it was not practical to estimate the fair value of non-accruing loans and insubstance foreclosed real estate, due to the soft and uncertain real estate market. Management believes any estimate of fair value for these loans and insubstance foreclosed real estate would be very subjective and costly. The carrying value of accrued interest approximates its fair value.

          Other Real Estate Owned: The carrying value reported in the Consolidated Balance Sheets approximates the assets' fair values. The carrying value is the lower of cost or fair value, less estimated selling costs.

          Deposits and Borrowings: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, regular savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposits approximate their fair values at the reporting dates. Fair values for fixed-rate certificates of deposit are estimated, using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on certificates of deposit.

          The carrying value of the short-term advances from the Federal Home Loan Bank approximates their fair value.

          Off Balance Sheet Instruments. Fair values for the Company's loan commitments and standby letters of credit are estimated, based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, and the counterparties' credit standing.

     Securities: Effective December 31, 1993, the Company adopted, on a prospective basis, Statement of Financial Accounting Standards No. 115 "Accounting For Certain Investments in Debt and Equity Securities" ("SFAS 115"), and revised its securities accounting policies. Securities that may be sold due to changes in market interest rates, needs for liquidity, changes in the availability of and the yield on alternative investments, and changes in terms are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on such securities are reported net of related taxes as a separate component of stockholders' equity. Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity, and accounted for at amortized cost. Amounts reported as realized gains and losses on securities are measured by the difference between the proceeds of the sale and the basis of the security sold, using the specific identification cost method. The adoption of SFAS 115, which has not been applied retroactively to prior years' financial statements, has had no effect on the Company's retained earnings.

     Prior to December 31, 1993, investments in debt securities, which the Company has the ability to hold to maturity and the intent to hold on a long-term basis or until maturity, are stated at cost, adjusted for amortization of premiums, and accretion of discounts using the level yield method. Events which may be reasonably anticipated are considered when determining the Company's intent to hold investment securities on a long-term basis or until maturity. Marketable equity securities are stated at the lower of aggregate cost or market. A valuation allowance is recorded as a component of stockholders' equity when the aggregate cost temporarily exceeds market value.

     Loans Held For Sale/Putback: Fixed-rate, single-family residential mortgages that the Company intends to sell in the secondary mortgage market to reduce interest rate sensitivity are classified as held-for-sale. The carrying value of these assets is the lower of aggregate cost or fair value. Loans held for putback to the Federal Deposit Insurance Corporation are carried at face value, which is the same as the amount at which the loans may be put back to the FDIC.

     Loans: Interest on loans is recognized on the accrual basis as earned, based on rates applied to principal amounts outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, unpaid interest credited to income in the current year is reversed, and interest accrued in prior years is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the fair value of collateral is sufficient to cover principal balance and accrued interest.

     Non-refundable loan origination and commitment fees and the direct costs associated with originating or acquiring loans are deferred. The net deferred amount is amortized as an adjustment to the related loan yield over the contractual life of the related loan.

     On June 10, 1993, federal banking regulators jointly issued a regulatory credit initiative on insubstance foreclosed real estate. In accordance with this initiative, insubstance foreclosed real estate, previously reported as a component of other real estate owned, was reclassified to loans as of December 31, 1993. In connection with this reclassification, all prior periods presented have been reclassified, including the reclassification of related provisions and write-downs as loans charged-off against the allowance for loan losses. The recognition and measurement accounting policies for identifying insubstance foreclosed real estate were not changed as a result of this reclassification.

     Insubstance foreclosed assets are defined as loan situations where: (i) the borrower has little or no equity in the property, which is the primary source of repayment of the loan: (ii) the borrower has relinquished control of the property to the Company: and (iii) the borrower is unlikely to be able to rebuild equity in the property. Insubstance foreclosed assets are carried at the lower of historical cost, or fair value. Reductions to fair value are made through a charge to the allowance for loan losses.

     Allowance For Loan Losses: The allowance for loan losses is maintained at a level believed adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan-loss experience, current economic conditions, volume, growth, and composition of the loan portfolio, and other relevant factors.

     Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation computed using the straight-line method at rates based on estimated useful lives. Expenditures for maintenance and repairs are charged to operations, as incurred. Any gains or losses from the sale or disposition of premises and equipment are included in other income or expense.

     Other Real Estate Owned: Other real estate owned includes properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These assets are carried at the lower of cost or fair value, less estimated selling costs. Reductions from cost to fair value upon classification as other real estate owned are made through a charge to the allowance for loan losses. Subsequent reductions in value are charged to operations through a provision for other real estate owned. An allowance is maintained for losses and for future costs to complete and sell these assets.

     Income Taxes: The Company files consolidated federal and combined state income tax returns, using the accrual method of accounting as required by current regulations. Deferred taxes result from different methods of accounting for financial and tax reporting purposes, and are included in the consolidated financial statements.

     Effective January 1, 1993, the Company adopted on a prospective basis, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Bank provides deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not. See Note O, "Income Taxes."

     Income (Loss) Per Common Share: Income (loss) per common share is computed, based upon the weighted average number of shares outstanding during the year.

     Reclassifications: Certain reclassifications have been made to prior years' financial statements to conform to the 1993 presentation.

     NOTE B:

     REGULATORY MATTERS AND BALANCE SHEET RESTRUCTURING PLAN

          In May 1993, the Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist ("Stipulation") with the Bank regulators. Pursuant to the Stipulation, the Bank regulators issued the Order which became effective on May 28, 1993. Under the terms of the Stipulation and the Order, the Bank has agreed to take certain actions and to seek to achieve certain goals, including (i) to achieve and maintain a leverage ratio of at least 5.25% as of September 30, 1993 and 5.75% as of March 31, 1994, and to continue maintenance of its risk-based capital ratio in compliance with standards set by the FDIC; (ii) to maintain adequate loan loss reserves, and to evaluate such reserves on at least a quarterly basis; (iii) to refrain from paying or declaring cash dividends without the prior written approval of the FDIC Regional Director and the Banking Commissioner of the State of Connecticut; (iv) to have and retain qualified management (including additional senior executive officers, at least one of whom will be a senior executive officer whose position will be junior in title, rank, and responsibility only to that of the Chief Executive Officer), including at a minimum a Chief Executive Officer and a Chief Operating Office; (v) to conduct a written evaluation of the Bank's management and staffing needs, including an evaluation of each officer, in particular, the Chief Executive Officer; (vi) to not extend credit to any borrower whose credit has been classified unless certain findings are made by the Board of Directors; (vii) to not accrue interest on any loan that is 90 days or more past due, unless such loan is well secured and in the process of collection; (viii) to not make payments to any affiliated organization without prior written approval of the Bank regulators; and (ix) to develop and/or revise its written plans regarding lessening risk with respect to certain borrowers, loan policy, profits, and funds management. At September 30 and December 31, 1993, the Bank was in compliance with the requirements of the Order regarding its minimum leverage ratio. The Bank remains subject to the other requirements of the Order, and has worked diligently to satisfactorily address all of the other requirements. As a result of the Company's agreement with Shawmut National Corporation discussed earlier, the Bank has decided, however, to suspend its recruitment of a Chief Operating Officer. The Bank feels it is in compliance with all of the other requirements of the Order, and any additional Bank actions necessary to satisfy the Order's requirements will not have an adverse material impact on the Bank's financial condition.

          The FDIC and the Connecticut Banking Department are conducting a concurrent examination of the Bank as of December 31, 1993, the results of which are unknown to the Company. However, the Company does not anticipate any adverse material impact on the consolidated financial condition of the Company nor any change in the consolidated financial statements as presented herein.

          In 1993, the Company implemented a restructuring plan which consisted of a distribution to its stockholders of rights to purchase stock, sales of certain of its non-performing assets, and steps to solidify and strengthen its management. Through the rights offering, which was completed August 4, 1993, Gateway raised approximately $28.3 million, net of underwriting discounts, commissions, and expenses, in new capital by distributing transferable rights to stockholders of record on June 28, 1993 to subscribe for and purchase up to 4,927,309 shares of Gateway's common stock for a price of $5.25 per share. The total shares were subscribed for, and an additional 857,142 shares were issued and sold to standby purchasers. The restructuring plan also included the sale or resolution of up to $60 million in book value (carrying value of the assets before specific reserves, if any) of non-performing assets. It was originally the Company's intent that up to $10 million of capital would be used to absorb losses on these sales of non-performing assets after an appropriate allocation of the then existing reserves. However, only $11.3 million in non-performing assets were sold through bulk sales. These sales resulted in a loss of $97,000 after the utilization of $3.2 million of unallocated reserves. Since many of the non-performing assets that might have been included in bulk sales were resolved without the necessity of their being included in bulk sales, the losses incurred and the mark-to-market writedowns with respect to them, were significantly less. Principal collections, proceeds from sales, and internal resolutions totalled $31.3 million. Non-performing assets were reduced by a net of $17.1 million, due principally to charge-offs and provision for further other real estate owned losses. At December 31, 1993, non-performing assets were $50.2 million, a decrease of $59.7 million since December 31, 1992. The ratio of non-performing assets to total assets was 3.93% at December 31, 1993, compared to 8.33% at December 31, 1992.

          At December 31, 1993, the Company's and the Bank's capital ratios and the required regulatory minimums were as follows:

                                        Minimum               Minimum
                      Gateway Financial Requlatory  Gateway  Regulatory
                         Corporation    Requirements  Bank   Requirements

  Leverage ratio              7.12%        4.00%      7.10%      5.25% *
  Tier 1 risk-based ratio    11.66%        4.00%     11.63%      4.00%
  Total risk-based ratio     12.95%        8.00%     12.90%      8.00%

          * Order requirement at September 30, 1993. This requirement increases to 5.75% at March 31, 1994 under the existing Order. General regulatory requirement was 4.0% at December 31, 1993.

          Based upon the Bank's capital ratios at December 31, 1993, as indicated above, the Bank is categorized as "adequately capitalized" under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Under the regulations, a bank will be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater and is not subject to any order or written directive by the FDIC to meet and maintain a specific capital level for any capital measure, or "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and a leverage ratio of 4% or greater and does not meet the definition of a "well-capitalized" institution.

     NOTE C:

     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

          For purposes of the Consolidated Statements of Cash Flows, cash equivalents include cash and due from banks, federal funds sold, and securities purchased under agreements to resell. The original maturities for cash equivalents is not greater than 30 days.

                                               Year Ended December 31
     (In Thousands)                             1993     1992    1991
     Cash paid during the year for:
        Interest                              $39,883  $57,455 $68,951
        Income taxes                               85    2,189     299
     Non-cash items affecting investing
       activities:

        Transfer of loans to loans held for
          sale/putback                         54,872   59,973
        Transfer of loans to other real
          estate owned                         15,097   23,306  30,023
        Transfer of other real estate
          owned to other real estate
          held for sale                         5,185
        Loans made to facilitate sale
          of other real owned                   1,898
        Unrealized holding gains on
          securities available-for-sale, net    1,292

     NOTE D:

     ACQUISITIONS

          On December 13, 1991, the Bank purchased certain assets and assumed certain liabilities of The BankMart ("BankMart") from the Federal Deposit Insurance Corporation ("FDIC") as receiver of BankMart.

          Assets acquired of $350 million, which included $67.2 million in cash and due from banks and federal funds sold, consisted primarily of performing residential, commercial, and consumer loans, while liabilities assumed of $482 million consisted primarily of deposits. In addition, the FDIC provided $132 million in cash to the Bank to bring the value of the assets equal to the value of the liabilities, along with $14.6 million in cash as the negotiated discount. In 1991, the negotiated discount was allocated to BankMart residential and consumer loans ($3 million), the allowance for loan losses ($8 million), deposits ($2 million), and various liabilities incurred or to be incurred by the Bank ($2 million) as a result of the acquisition to adjust their carrying amounts to their estimated fair values. During the quarter ended December 31, 1992, the Company reclassified certain components of the 1991 allocation of the negotiated discount in order to comply with an FDIC mandate.
     This reclassification increased the discount allocated to BankMart residential, commercial, commercial real estate, and consumer loans, and decreased the allocation to allowance for loan losses. This reclassification was retroactive to December 31, 1991, and resulted in an adjustment of certain amounts previously reported for the quarters ended September 30, 1992, March 31, 1992, and December 31, 1991. These adjustments caused no changes in the previously-reported net income (loss) or net income (loss) per share for any of these quarters. See Note G.

          Under the terms of the acquisition of BankMart from the FDIC, the FDIC agreed to repurchase from the Bank any commercial loans and commercial mortgages that become delinquent, as defined, prior to December 13, 1993. As of December 31, 1993, intentions to put back approximately $58.1 million of loans had been delivered to the FDIC, of which $21.1 million is classified as loans held for sale/putback awaiting payment.

          As a result of the BankMart acquisition, the Bank elected to prepay $82 million of its high coupon Federal Home Loan Bank advances, which resulted in a $2.3 million prepayment penalty in 1991. In 1992, the Bank prepaid an additional $20 million in advances, which resulted in prepayment penalties of $371,000. These penalties are reported as extraordinary charges in the Consolidated Statements of Operations.

          The acquisition of BankMart was accounted for as a purchase. The results of its operations are included in the accompanying Consolidated Statements of Operations for the period subsequent to December 13, 1991. The Company acquired only certain assets and assumed only certain liabilities of BankMart. The composition of earning assets has been significantly affected by the exercise of options the Company had to put back certain assets to the FDIC. Also, deposit rates have been adjusted to align with the Company's traditional deposit pricing. Accordingly, pro forma financial information related to this transaction would not be indicative of the continuing effect on future operations and earnings.

     NOTE E:

     SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

          The carrying value and fair value of the whole loans purchased under agreements to resell was $10 million at December 31, 1992. The Company had no whole loan purchases under agreement to resell at December 31, 1993.

          Periodically, the Company enters into purchases of loans or securities under agreements to resell. The amounts advanced under these agreements represent short-term loans, and are reflected as an asset in the Consolidated Balance Sheets. The related collateral is held by either the Bank's custodian or in a third-party custodian account under a written custodial agreement that explicitly recognizes the Bank's interest in the collateral. The agreements require the resale of substantially identical collateral. At December 31, 1992, the repurchase agreement with Goldman, Sachs & Co. had an interest rate of 4%, and matured within 30 days. Securities purchased under agreements to resell averaged $82,192 and $8,480,874 during 1993 and 1992, respectively, and the maximum amounts outstanding at any month-end during 1993 and 1992 were $0 and $25,000,000, respectively.

     NOTE F:

     SECURITIES

          Effective December 31, 1993, the Company adopted SFAS 115, which requires that securities be classified as either held-to-maturity, available-for-sale, or trading (see Note 1 - Summary of Significant Accounting Policies - Securities). As of December 31, 1993, securities have been classified as held-to-maturity or available-for-sale. Prior to December 31, 1993, all investment securities were classified as held-for-investment. The adoption of SFAS 115, which has not been applied retroactively to prior years' financial statements and which has had no effect on the Company's retained earnings, has increased stockholders equity by approximately $1.3 million as a result of the inclusion, as a separate component of stockholders' equity, of unrealized holding gains on securities available-for-sale. No tax effect has been recorded against these unrealized gains because of net operating loss tax carryforwards. Securities held-to-maturity (carried at carrying value) and available-for-sale (carried at fair value) at December 31, 1993 are as follows (in thousands):


                                 Held-to-Maturity                Available-for-Sale
                             Gross        Gross                               Gross      Gross
                 Carrying  Unrealized   Unrealized      Fair     Amortized  Unrealized  Unrealized  Fair
                   Value      Value       Losses        Value      Cost        Gains      Losses    Value
U.S. Treasury
 Securities        $22,508      $282                    $22,790

FHLB stock                                                        $11,540                           $11,540

Federal Agency
Obligations          3,000                                3,000

Municipal
obligations            298         2                        300

Other bonds and
short-terms
obligations
                     5,017       186                      5,203
Marketable
equity
securities                                                          1,064       $144         $21      1,187

Mutual
Investment Fund
of Connecticut                                                      4,914        162          95      4,981

Asset-backed
securities          74,943                   $334       $74,609

Mortgage-backed
securities          20,073           34           84     20,023    92,576      1,427         325     93,678

Total Securities  $125,839         $504         $418   $125,925  $110,094     $1,733        $441   $111,386


     Securities held-for-investment (carried at amortized cost) at December 31, 1992 are as follows (in thousands):

     There were no sales of debt securities in 1993. Proceeds from sales of debt securities, including mortgage-backed securities, were $44.0 million and $14.1 million in 1992 and 1991, respectively. Gross realized gains on sales of debt securities were $3.3 million in 1992 and $1.0 million in 1991. Gross realized losses on sales of debt securities were $.5 million in 1992 and $1.1 million in 1991.

     Net realized gains from sales of marketable equity securities were $.2 million in 1993, $.6 million in 1992, and $.3 million in 1991.

     At December 31, 1993, securities having a carrying value of $15.1 million were pledged to collateralize public deposits.

     The maturities of securities at December 31, 1993 are summarized in the following table. The maturities, including the mortgage-backed securities, are reflective of the final maturity and not the term to repricing. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

                                                Held-to-Maturity

                                         Carrying Value     Fair Value

   Debt securities and mortgage-backed
     securities:
       Within one year                         $  6,698      $  6,779
       After one but within five years           77,211        77,268
       After five but within ten years           20,025        19,917
       After ten years                           21,905        21,961
                                               $125,839      $125,925

                                             Available-For-Sale

                                       Amortized Cost     Fair Value

   Debt securities and mortgage-backed
     securities:
       After one but within five years      $     28      $     30
       After five but within ten years        19,835        20,066
       After ten years                        72,713        73,582
                                              92,576        93,678

   Marketable equity securities                1,064         1,187
   Mutual Investment Fund of Connecticut       4,914         4,981
   FHLB stock                                 11,540        11,540
                                            $110,094      $111,386


   NOTE G:

   LOANS

   Loans consist of the following (in thousands):

                                                   December 31

                                               1993          1992

   Residential                               $640,046     $  634,875
   Commercial and construction mortgage       111,630        178,026
   Commercial                                  72,155        101,485
   Consumer                                    76,691         93,672
                                             $900,522     $1,008,058

        The carrying and fair values of the loan portfolio at December 31, consist of the following (in thousands):

                                                      1993
                                             Carrying
                                               Value       Fair Value

     Residential                              $635,383      $643,288
     Commercial and construction mortgage       98,142        94,424
     Commercial                                 57,836        54,062
     Consumer                                   71,745        72,084
                                               863,106      $863,858

     Non-accruing loans                         26,093
     Insubstance foreclosed real estate         11,323
                                              $900,522

                                                        1992
                                               Carrying
                                                 Value      Fair Value

     Residential                              $  620,068     $622,308
     Commercial and construction mortgage        119,686      120,191
     Commercial                                   89,031       89,200
     Consumer                                     87,513       87,513
                                                 916,298     $919,212

     Non-accruing loans                           52,398
     Insubstance foreclosed real estate           39,362
                                              $1,008,058

          Loans held for sale/putback at December 31 consist of the following (in thousands):

                               1993                        1992

                     Carrying Value  Fair Value  Carrying Value  Fair Value

Loans held for sale          $ 5,534      $ 5,534      $32,154     $32,830
Loans held for putback        21,075       21,075        9,881       9,881
Other real estate owned
   held for sale               4,192        4,192
                             $30,801      $30,801      $42,035     $42,711

          Information concerning non-accruing loans, insubstance foreclosed real estate, and restructured loans at December 31 is as follows (in thousands):

                                              1993       1992     1991

Non-accruing loans                            $26,093    $52,398  $53,751

Insubstance foreclosed real estate            $11,323    $39,362  $42,984

Restructured loans (not included in non-
  accruing loans)                             $ 6,379    $ 6,775  $ 6,905

Gross interest income which
would have been recorded during
the year on non-accruing and
restructured loans                            $ 3,639    $ 5,820   $ 5,767

Gross interest income recorded during
the year on non-accruing and
restructured loans                            $   665    $ 1,408  $ 1,519

          There were no commitments to extend additional funds on non-accruing loans at December 31, 1993. Loans 90 days or more delinquent and still accruing amounted to $8.5 million, $1 million, and $.8 million at December 31, 1993, 1992, and 1991, respectively.

          The Bank services residential mortgage loans for others that amounted to $353 million and $405 million at December 31, 1993 and 1992, respectively. Substantially all loans sold into the secondary market are sold without recourse to the Bank. Such loans are not included in the Consolidated Balance Sheets.

          Changes in the allowance for loan losses for each of the three years ended December 31 are as follows (in thousands):

                                       1993       1992       1991

     Balance at January 1             $27,376   $21,558    $24,711
     Charge-offs                      (17,241)  (36,983)   (23,054)
     Recoveries                         1,736       473        795
     Net charge-offs                  (15,505)  (36,510)   (22,259)
     Provision for loan losses          6,394    42,328     17,730
     Allowance acquired in
       acquisitions                                          1,376
     Balance at December 31           $18,265   $27,376    $21,558

          During the quarter ended December 31, 1992, the Company complied with an FDIC mandate involving its 1991 accounting for an acquired allowance. Consequently, during the quarter ended December 31, 1992, and retroactive to December 31, 1991, a significant portion of the amount previously reported as the allowance acquired in the 1991 acquisition was reclassified. See Note D.

          During 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114). SFAS 114 addresses the accounting by creditors for impairment of a loan by specifying how allowances for credit losses related to certain loans should be determined, including loans that are restructured in a troubled debt restructuring involving a modification of terms of a receivable. Management has not assessed the impact of the implementation of SFAS 114, which is effective for fiscal years beginning after December 15, 1994, with initial application as of the beginning of the fiscal year.

     NOTE H:

     ALLOWANCE FOR OTHER REAL ESTATE OWNED LOSSES

     Allowance for other real estate owned losses is deducted from other real estate owned. Changes in the allowance for each of the three years ended December 31 are as follows (in thousands):

                                             1993     1992      1991

     Balance at January 1                  $ 5,004  $   495   $   500

     Charge-offs                            (4,794)  (1,598)   (4,319)

     Provision for other real estate
       owned losses                          8,048    6,107     4,314

     Balance at December 31                $ 8,258  $ 5,004   $   495

        The provisions for other real estate owned losses are included in net other real estate owned expenses and provision for losses in the Consolidated Statements of Operations.

     NOTE I:

     PREMISES AND EQUIPMENT

     The components of premises and equipment at December 31 are as follows (in thousands):

                                              1993         1992

          Land                               $ 3,142      $ 3,168

          Buildings and improvements           8,543        8,899

          Furniture and equipment             12,371       10,873

          Less accumulated depreciation
          and amortization                   (13,844)     (13,017)
                                             $10,212      $ 9,923

          Depreciation and amortization on premises and equipment included in operating expenses totaled $1.3 million, $1.2 million, and $1.4 million for the years ended December 31, 1993, 1992, and 1991, respectively.

     NOTE J:

     DEPOSITS AND BORROWINGS

          The carrying value and fair values of deposits as of December 31 consisted of the following (in thousands):

                              1993                         1992

                     Carrying Value Fair Value   Carrying Value  Fair Value

Interest-bearing:
   Regular Savings   $  198,381   $  198,381      $  212,099     $  212,099
   NOW                  103,667      103,667         100,840        100,840
   Money Market         252,535      252,535         237,224        237,224
   Certificates of
   Deposit              552,679      560,707         634,889        635,393
                      1,107,262    1,115,290       1,185,052      1,185,556
Non interest-bearing     64,927       64,927          54,884         54,884
                     $1,172,189   $1,180,217      $1,239,936     $1,240,440

          As disclosed in Note A, the fair value of demand deposits are, by definition, equal to the amount payable on demand. The fair value disclosed has not been adjusted for any value derived from retaining those deposits for an expected future period of time. That component is commonly referred to as a deposit base intangible. This intangible asset is neither considered in the above fair value amounts, nor is it recorded as an intangible asset in the Consolidated Balance Sheet. The Company has not performed the calculations to estimate the amount of this intangible asset due to the absence of certain information required and the complexity of the computation.

          Scheduled maturities of certificates of deposit in denominations of $100,000 or more at December 31, 1993 are as follows (in thousands):

             3 months or less                             $10,934
             Over 3 months through 6 months                 6,846
             Over 6 months through 12 months               13,385
             Over 12 months                                12,544
                                                          $43,709

          Advances from the Federal Home Loan Bank at December 31 are as follows (in thousands):

                                 1992

                 Maturity        Amount     Rate

                  1993           $10,000    6.10%

          As a member of the Federal Home Loan Bank of Boston (FHLBB) and in accordance with an agreement with them, the Bank is required to maintain qualified collateral, as defined in the "FHLBB" Statement of Credit Policy, free and clear of liens, pledges and encumbrances as collateral for the advances. Total qualified collateral which includes fully disbursed whole first mortgages, direct obligations of the United States Treasury, U.S. agency-backed securities, securitized mortgage obligations and deposits held at the FHLBB, totalled $739 million at December 31, 1993. The FHLBB allows members to borrow at various percentages against this collateral to determine total borrowing capacity. The Bank may borrow up to $564 million against the $739 million of collateral.

     NOTE K:

     STOCKHOLDERS' EQUITY

          On August 28, 1985, the Bank converted from mutual to stock ownership in a public offering. Upon conversion, eligible savings account holders as of December 31, 1984 were granted a priority in the event of future liquidation for a period of ten years by establishing a special reserve account in an amount equal to the total net worth of $36.3 million at June 30, 1985. The amount of the special reserve account is being decreased to the extent that the balances of eligible account holders are reduced at annual determination dates, which commenced December 31, 1985. No dividends may be paid to the Company if such dividends reduce the net worth of the Bank below the amount required for the special reserve account.

          Dividends are paid by the Company from its assets which are provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans, or advances. Pursuant to the Connecticut General Statutes, the Bank may not declare cash dividends, loans, or advances. Pursuant to the Connecticut General Statutes, the Bank may not declare cash dividends except from its net profits. The approval of the State of Connecticut Banking Commissioner is required to pay cash dividends in excess of the Bank's earnings retained in the current year, plus retained net profits of the preceding two years. Further, in December 1990, the Company entered into a Memorandum of Understanding with the Federal Reserve Bank of New York (the "Fed MOU"). Under the Fed MOU, the Company agreed, among other things: (i) not to declare cash dividends or make any significant expenditures not in the ordinary course of business without the prior written approval of the Federal Reserve Bank of New York; and (ii) not to significantly expand its activities or acquire, or enter into any agreements to acquire, any bank or non-bank entities or asset portfolios, without first consulting the Federal Reserve Bank of New York, whether or not a formal application is required.

          In order to conserve its capital, the Company has not paid any dividends since January 1990. Due to its recent results of operations and regulatory restrictions on the payment of dividends by the Bank (see Note B), which are the Company's primary source of funds for the payment of dividends, management of the Company currently does not anticipate the resumption of dividend payments for the foreseeable future.

          The Company has authorized to issue one million shares of no-par-value preferred stock. No preferred stock was issued as of December 31, 1993. In 1989, the Board of Directors of the Company adopted a Shareholders Rights Plan. The rights become exercisable ten days after a public announcement that a party or group has acquired or obtained the right to acquire 20% or more of the Company's common stock in a transaction not previously approved by the Board of Directors, or after commencement of a tender offer for 20% or more of the Company's common stock, or after the Board of Directors declares any person or group to be acting in other than the best interests of the Company after becoming a beneficial owner of 10% or more of the Company's common stock. If the rights become exercisable, they will entitle holders of common stock to buy shares in the Company (or a surviving company) at discounted prices, while the rights of the unsolicited acquirer will become null and void. The rights are designed to protect stockholders from unfair takeover tactics, and expire in 1999.

     NOTE L:

     CONCENTRATIONS OF CREDIT AND OFF-BALANCE SHEET RISK

          A substantial portion of the Company's loans are collateralized by real estate in depressed markets in Fairfield County, Connecticut. In addition, a substantial portion of the real estate owned is located in those same depressed markets. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned are particularly susceptible to changes in market conditions in Fairfield County. At December 31, 1993, the Company's largest credit concentration consisted of $10.5 million in outstanding loans. None of these loans were non-accruing. Management has considered credit concentrations in determining the level of the allowance for loan losses believed adequate to absorb potential losses in the loan portfolio.

          Commitments to extend credit are agreements to lend to a customer, and have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on a credit evaluation of the customer. Collateral held generally includes income-producing commercial properties, residential properties, and property, plant, and equipment. The Company generally requires an initial loan-to-value ratio of no greater than 80% when real estate collateralizes a loan. Interest rates on approved loan commitments are a combination of fixed and variable interest rates. Interest rates on unadvanced portions of construction loans are either fixed or variable. Construction loan commitments generally mature within eighteen months.

          The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These expose the Company to credit risk in excess of the amount recognized in the Consolidated Balance Sheets.

          The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Total credit exposure at December 31, 1993 related to these items is summarized below (in thousands):

                                        Contract Amount     Fair Value

     Loan commitments:
        Approved loan commitments              $45,896        $574
        Standby letters of credit                  949          14
        Unadvanced portion of
          construction loans                     1,255          25

           Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support private domestic borrowing arrangements. All guarantees have stated expiration dates, generally one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers, and appropriate amounts of collateral, generally real estate, are obtained when applicable.

     NOTE M:

     STOCK OPTIONS

          The Company's Stock Option and Incentive Plan (the "Plan") authorizes the granting of stock options and stock appreciation rights to key personnel. The Plan provides for the granting of options to purchase a maximum of 693,000 shares of Company common stock for terms of up to ten years. The options are exercisable one year after the date of grant, and are granted at the fair market value on the date of grant, except for options granted in 1993 which become exercisable upon termination of any FDIC supervisory agreement or, at any time after March 24, 1995, upon waiver of such restriction by the Board of Directors of the Bank or by the Salary and Benefits Committee thereof and options granted in 1991 and 1992 which are exercisable over a four-year period.

          At December 31, 1993, options to purchase 184,650 shares are exercisable, and an additional 262,275 shares are reserved for issuance pursuant to options not yet granted under the Plan.
     Changes in outstanding options were as follows:

                                       Shares        Price Range


     Outstanding January 1, 1991       235,825     $2.00 - $14.83
      Options granted                   54,000      2.38 -   2.50
      Options cancelled                (34,000)     2.00 -  13.63
      Outstanding December 31, 1991    255,825      2.00 -  14.83
      Options granted                  104,500               4.50
      Options exercised                 (5,000)     2.00 -   2.38
      Options cancelled                (18,000)     2.00 -  14.83
      Outstanding December 31, 1992    337,325      2.00 -  14.83
      Options granted                   95,000               7.13
      Options exercised                (21,750)     2.00 -   7.88
      Options cancelled                (45,800)     2.00 -  14.83
      Outstanding December 31, 1993    364,775     $2.00 - $14.83

          In 1991, non-qualified options to purchase up to 30,000 shares of Company common stock at prices ranging from $4.50 to $6.00 per share were granted to a former officer of the Company. The options replace previously-existing options to purchase a like number of shares upon substantially the same terms as the Plan. The options were exercised in 1993.

     NOTE N:

     BENEFIT PLANS

          The Company has a non-contributory defined benefit pension plan covering all eligible employees. The benefits are primarily based on the employee's years of service and compensation during the last five years of employment. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income taxes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

          The following table sets forth the Plan's funded status and amounts recognized in the Consolidated Balance Sheets (in thousands):

                                                       December 31

                                                    1993       1992

          Actuarial present value of benefit
            obligations:

          Accumulated benefit obligation,
          including vested benefits of
          $8,920 in 1993 and $7,402 in 1992         $10,121  $ 8,234

          Projected benefit obligation
          for service rendered to date              $13,147  $10,623

          Plan assets at fair value-listed
          equity securities including the
          Company's common stock ($925 in
          1993 and $284 in 1992) and
          insurance annuity investment               11,314    9,349

          Projected benefit obligation
          in excess of plan assets                   (1,833)  (1,274)

          Unrecognized net loss                       2,522    2,204


          Unrecognized prior service cost               291      419

          Unrecognized net asset at transition       (1,001)  (1,144)

          Prepaid (accrued) pension cost
          included in other assets or
          other liabilities                         $   (21) $   205

          Net pension cost included the following components (in thousands):

                                               Year Ended December 31
                                                 1993    1992    1991

     Service cost-benefits earned during
       the period                              $1,038   $808    $  646
     Interest cost on projected benefit
       obligations                                832    740       682
     Actual return on Plan assets              (1,797)  (493)
     (1,451)
     Net amortization and deferral                989   (383)      573
     Net Periodic Pension Cost                 $1,062   $672    $  450

          The weighted-average discount rate and rate of interest in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.25% and 5.0%, respectively, in 1993 and 8.0% and 5.0%, respectively, in 1992. The expected long-term rate of return on Plan assets was 9.5% in 1993 and 10% in 1992 and 1991. The change in actuarial assumptions and the effect of a bank acquisition increased net periodic pension cost approximately $306,000 in 1993.

          The Company has a 401(k) Savings Retirement Plan covering all eligible employees. Participants may contribute up to 10% of their compensation, subject to a maximum of $8,994 per year in 1993. The Company contributes amounts equal to 50% of annual employee contributions up to 6% of participants' compensation. Employees are fully vested in the Company's contributions after five years of service. The Company contributed $215,000, $169,000, and $166,000 to the Plan in 1993, 1992, and 1991.

          In December 1990, the Financial Accounting Standards Board issued Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS 106"). The Company adopted the provisions of SFAS 106 in its financial statements for the year ended December 31, 1993. The effect of adopting SFAS 106 was to decrease 1993 pretax income by $75,000. As permitted by SFAS 106, prior year financial statements have not been restated to reflect the change in accounting method.

          Under SFAS 106, the Bank is required to accrue postretirement benefits other than pensions during the years that the employee renders the necessary service, of the expected cost of providing those benefits to an employee, and the employee's beneficiaries and covered dependents. Prior to SFAS 106, the pay-as-you-go (cash) basis was the acceptable accounting practice. In adopting SFAS 106, the Bank chose to recognize the transition obligation on a delayed basis instead of choosing to immediately recognize the transition obligation as a cumulative effect of an accounting change.

          The Company sponsors two defined benefit postretirement plans covering all eligible employees. One plan provides health (medical and dental) benefits, and the other provides life insurance benefits. The postretirement health care plan is shared by the Company and retiree, and benefits are based on deductible and coinsurance provisions. The life insurance plan is a non-contributory plan, and benefits are based on a percentage of the base pay at retirement. The accounting for the health care plan anticipates future cost-sharing changes that are consistent with the current structure retiree contributions. The Bank does not advance-fund its postretirement health care and life insurance plans.

          The following table sets forth the plans' combined funded status reconciled with the amount shown in the Company's statement of financial position at December 31, 1993 (in thousands):

     Accumulated postretirement benefit obligation:
        Retired participants                                   $ 761
        Fully-eligible active plan participants                   15
        Other active participants                                 65
                                                                 841

     Plan assets at fair value

     Accumulated postretirement benefit obligation in excess of
        plan assets                                             (841)
     Unrecognized net loss from past experience different
        from that assumed and from changes in assumptions         54
     Prior service cost not yet recognized in net periodic
        post-retirement benefit cost
     Contributions                                                 2
     Unrecognized transition obligation                          711
     Accrued postretirement benefit cost                       $ (74)

          The Company's postretirement health care plan is underfunded, and the accumulated postretirement benefit obligation equals $748,000 (there are no plan assets).

          Net periodic postretirement benefit cost for 1993 included the following components (in thousands):

     Service cost - benefit attributable to service during
        the period                                             $  14
     Interest cost on accumulated postretirement benefit
        obligation                                                59
     Actual return on plan assets
     Unrecognized transition obligation                           37
     Net amortization and deferral
     Net periodic postretirement benefit cost                  $ 110

          For measurement purposes, a 13% annual rate of increase in the per-capita cost of covered health care benefits was assumed for 1993; the rate was assumed to decrease gradually to 6% for the year 2000 and remain at the level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by a 1% point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $52,000.

          The weighted-average discount rate and rate of increase in future compensation levels used in determining the accumulated postretirement benefit obligation were 7.25% and 5%.

     NOTE O:

     INCOME TAXES

          Effective January 1, 1993, the Company adopted on a prospective basis, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences of differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when it is considered to be more likely than not that some portion of a deferred tax asset will not be realized. Prior to the adoption of SFAS 109, income tax expense was based on items of income and expense that were reported in different years in the financial state-ments and tax returns and were measured at the tax rate in effect in the year the difference originated.

          The adoption of SFAS 109, which has not been applied retroactively to prior years' financial statements, had no effect on the Company's stockholders' equity as of January 1, 1993 because the deferred tax asset was fully reserved as of that date.

          The components of the income tax provision (benefit) for the years ended December 31 are as follows (in thousands):

                                           1993      1992       1991

          Current Provision (Benefit):

             Federal                                         $(9,560)
             State                       $   115   $    70        50
                                             115        70    (9,510)

          Deferred Provision (Benefit):

             Federal                      (3,618)              3,600
             State                        (1,382)
                                          (5,000)              3,600
          Income tax provision
            (benefit)                    $(4,885)  $    70   $(5,910)

          The following is a reconciliation of the expected federal statutory tax to the income tax provision (benefit) for the years ended December 31 (dollars in thousands):

                                         1993      1992      1991

     Income tax at statutory federal
       tax rate                        $ 1,202   $(6,787) $(6,379)
     Connecticut Corporation Tax,
        net of federal tax benefit          76        60       38
     Dividends received deduction                    (40)     (38)
     Non-taxable municipal income                             (19)
     Bad debt deduction                                    (2,608)
     Other real estate owned expenses                       2,870
     Net operating loss carryforwards   (1,175)   6,627
     Change in valuation reserve        (5,000)
     Other - net                            12       210      226
     Income tax provision (benefit)    $(4,885)  $   70   $(5,910)

                                          1993        1992        1991

     Income tax at statutory
       federal tax rate                    34.0%     (34.0%)     (34.0%)
     Connecticut Corporation Tax,
        net of federal tax benefit          2.1         .3          .2
     Dividends received deduction                      (.2)        (.2)
     Non-taxable municipal income                                  (.1)
     Bad debt deduction                                          (13.9)
     Other real estate owned expenses                             15.3
     Net operating loss carryforwards     (33.2)      33.2
     Change in valuation reserve         (141.4)
     Other - net                             .3        1.1         1.2
     Income tax provision (benefit)      (138.2%)      0.4%      (31.5%)

          The components of the Company's net deferred tax assets at December 31, 1993 are as follows (in thousands):

                                          Federal      State      Total

     Deferred tax assets:
        Loan loss provision                $ 6,525    $ 2,207   $ 8,732
        OREO reserve                         2,477        838     3,315
        ISF reserve                          1,087        368     1,455
        Deferred compensation                   65         22        87
        Unrealized losses & writedowns -
          stock                                481        163       644
        Charitable contribution
          carryforward                          93         31       124
        Net operating loss
          carryforward                       6,726      7,994    14,720
        Alternative minimum tax credit       1,010                1,010
        Jobs credit                             10                   10
        Other                                  492        166       658

           Total deferred tax assets        18,966     11,789    30,755

     Deferred tax liabilities:
        Tax loan loss reserve in
          excess of base year                2,614        884     3,498
        Accrued dividends receivable -
          FHLB                                  87         10        97
        Bond discount accretion                 78         27       105
        Fixed assets                            36         12        48
        Accrued pension expense                 65         22        87
        Net origination fees                   170         57       227
        State deferred tax asset               470                  470
        Excess service fees                    625        211       836
        Other                                   55         18        73

          Total deferred tax liabilities    4,200       1,241     5,441

     Net deferred tax assets                14,766     10,548    25,314
     Valuation allowance                   (11,148)    (9,166)  (20,314)

     Net deferred tax assets after
       valuation allowance                 $ 3,618    $ 1,382   $ 5,000

          The Company will only recognize a deferred tax asset, when based upon available evidence, realization is more likely than not. The Company projected its estimated future taxable income for the year ended December 31, 1994. These projections, which the Company considers conservative, provided the support for reducing the valuation allowance in 1993. Accordingly, at December 31, 1993, the Company has recorded a valuation allowance of approximately 80%, based on anticipated future earnings.

          At December 31, 1993, the Company had federal and state net operating loss carryforwards as follows (in thousands):

                  Year of                             Year of
       Federal   Expiration          Connecticut     Expiration

       $18,510     2008                $18,510          1998
         1,270     2007                  4,030          1997
                                        27,830          1996
                                        19,150          1995

       $19,780                         $69,520

          In addition, the Company has federal alternative minimum tax credits available of approximately $1 million.

     NOTE P:

     CONTINGENCIES AND COMMITMENTS

          The Company and certain of its Directors and officers were named as defendants in two civil class actions commenced and subsequently consolidated in 1990. Claims against non-officer Directors were voluntarily dismissed in late 1990. The action was filed on behalf of a class consisting of all persons who purchased shares of the Company's common stock, par value $.01 per share, in the open market during the period from February 8, 1989 through July 20, 1990, or received the Company's common stock in return for the Bank's common stock in the reorganization of July 1, 1989, and who allegedly sustained damages. The action claimed, among other things, alleged violations of federal securities laws, and requested unspecified compensatory and punitive damages. The Company disputed the allegations of the action; however, the Company and its officers reached a settlement with the class in late October 1991,which was approved by the court on January 3, 1992, pursuant to which the Company and its liability insurer (for claims against Directors and officers) agreed to pay an aggregate of $2,350,000. The Company's share of the settlement was approximately $825,000, which is included in the Consolidated Statement of Operations for the year ended December 31, 1991.

          There are no pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company is a party or to which any of its properties are subject. In the opinion of management, these matters will not have a material adverse effect on the Company's financial position.

          Rental expense of $2.1 million in 1993, $2.1 million in 1992, and $1.7 million in 1991 is included in operating expenses. Future minimum payments, by year and in the aggregate, under non-cancelable operating leases with initial or remaining terms of one year or more, consist of the following at December 31, 1993 (in thousands):

                     1994               $2,113
                     1995                2,008
                     1996                1,690
                     1997                1,586
                     1998                  871
                     Thereafter            626
                                        $8,894

          These leases include options to renew for periods ranging from 1 to 25 years.

          The Company is required to maintain average reserve balances with the Federal Reserve Company. The average amount of these reserve balances for the year ended December 31, 1993 was $4.5 million.

     NOTE Q:


     AGREEMENT WITH SHAWMUT NATIONAL CORPORATION

          On November 5, 1993, Shawmut National Corporation ("Shawmut") and Gateway executed a definitive agreement pursuant to which Shawmut agreed to acquire Gateway Financial Corporation in a fixed stock-for-stock exchange of 0.559 of a share of Shawmut common stock for each Gateway share of common stock.

          The agreement allows Gateway to terminate in the event that the average price of Shawmut stock during a ten-day period preceding the receipt of all regulatory approvals falls below $18.70 a share, and Shawmut elects not to preserve the transaction's value by increasing the exchange ratio.

          The transaction, which is subject to regulatory approvals, approval by the stockholders of the Company, and certain other conditions, is expected to close in the first half of 1994. Upon completion of the transaction, Gateway Bank will be merged into Shawmut Bank Connecticut, the state's largest bank.

          In connection with the transaction, Gateway granted Shawmut an option to acquire up to 19.9% of Gateway's outstanding shares of stock at $10.75 per share upon the occurrence of certain events.

          Shawmut National Corporation had total assets of approximately $27 billion on December 31, 1993, and over 300 branches in Massachusetts, Connecticut, and Rhode Island. Shawmut is a leading provider of financial services to consumers and small-to-medium-sized business in southern New England. Shawmut maintains dual headquarters in Hartford and Boston.


 NOTE R:

 GATEWAY FINANCIAL CORPORATION (PARENT COMPANY ONLY) FINANCIAL STATEMENTS

 The following presents the balance sheets of Gateway Financial Corporation at December 31, and its statements of operations and cash flows for each of the years ended December 31 (in thousands):

 BALANCE SHEETS                                       1993         1992

 Assets
   Cash                                            $   253      $   178
   Investment in Gateway Bank                       93,931       56,050
   Other assets                                         32           65
 TOTAL ASSETS                                      $94,216      $56,293
 Liabilities and stockholders' equity
   Other liabilities                               $     5      $    34
   Due to Gateway Bank                                              262
   Stockholders' equity                             94,211       55,997
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $94,216      $56,293

 Statement of Operations                       1993       1992        1991

 Share in undistributed income
   (losses) after extraordinary
   charge of Gateway Bank                  $ 9,069    $(19,621)    $(14,766)
 Other income                                   22
                                             9,091     (19,621)     (14,766)
 Expenses
   Salaries and employee benefits              341         341          234
   Occupancy and equipment                     203         203           48
   Other                                       126         237          228
   Total expenses                              670         781          510
 Income (loss) before income tax
   benefit                                   8,421     (20,402)     (15,276)
 Income tax benefit                                                     173
 Net income (loss)                         $ 8,421    $(20,402)    $(15,103)

 STATEMENTS OF CASH FLOWS
 OPERATING ACTIVITIES:
 Net income (loss)                         $ 8,421    $(20,402)    $(15,103)
 Equity in undistributed income (losses)
   of Gateway Bank                          (9,069)     19,621       14,766
 Other, net                                     40         472           89

 TOTAL CASH USED FOR OPERATING
   ACTIVITIES                                 (608)       (309)        (248)
 INVESTING ACTIVITIES:
 Payments for investment in
   Gateway Bank                            (27,519)
 TOTAL CASH USED FOR INVESTING
   ACTIVITIES                              (27,519)
 FINANCING ACTIVITIES:
 Proceeds from issuance of
   common stock                             28,269
 Purchase of treasury stock                                            (219)
 Proceeds from exercise of stock options       232           9
 Other, net                                   (299)         21           (2)
 TOTAL CASH PROVIDED BY (USED FOR)
   FINANCING ACTIVITIES                     28,202          30         (221)
 Increase (decrease) in cash                    75        (279)        (469)
 Cash at January 1                             178         457          926


 CASH AT DECEMBER 31                       $   253    $    178     $    457

NOTE S:

QUARTERLY FINANCIAL DATA (UNAUDITED)
Quarterly financial data for 1993 and 1992 as follows:
(In thousands, except per-share data)

                                          Quarter Ended 1993
                            December 31   September 30   June 30   March 31

Interest and dividend income   $20,556       $22,049     $22,040   $22,304
Interest expense                 9,106         9,800      10,381    10,704
Net interest income             11,450        12,249      11,659    11,600
Provision for loan losses          458         1,879       1,336     2,721
Net securities gains               890            14          35       196
Net other real estate owned
   expenses and provisions for
   loan losses                   1,183         2,785       1,957     2,865
Income (loss) before income
  taxes                          2,499         1,825         181      (969)
Income tax benefit              (2,885)       (2,000)
Net income (loss)                5,384         3,825         181      (969)
Net income (loss) per share        .41           .34         .02      (.13)
Common stock prices:
   High                         12 5/8            10       7 3/4         8
   Low                               9         5 3/8       5 1/4     4 1/2

                                         Quarter Ended 1992
                              December 31  September 30 June 30   March 31

Interest and dividend income   $23,804       $25,843     $27,831   $29,676
Interest expense                11,638        13,145      14,447    16,449
Net interest income             12,166        12,698      13,384    13,227
Provision for loan losses       18,348        15,224       4,505     4,251
Net securities gains (losses)    1,657         2,161         (16)     (397)
Net other real estate owned
   expenses and provisions for
   loan losses                   2,112         4,055       2,802     1,416
Income (loss) before income taxes
   and extraordinary credit
  (charge)                     (12,615)      (10,739)      1,083     2,310
Income tax provision
  (benefit) *                       70          (947)        117       830
Income (loss) before
   extraordinary credit
   (charge)                    (12,685)       (9,792)        966     1,480
Extraordinary credit (charge)   (1,201)                                830
Net income (loss)              (13,886)       (9,792)        966     2,310
Income (loss) per share before
   extraordinary credit
   (charge)                      (1.71)        (1.32)        .13       .20
Extraordinary credit (charge)
  per share                       (.16)                                .11
Net income (loss) per share      (1.87)        (1.32)        .13       .31
Common stock prices:
   High                          6 1/4             7           9     7 1/2
   Low                           3 1/2         4 1/4       5 1/4     3 1/8


     * Fluctuations in the effective tax rate result principally from the timing of deductibility of provisions for loan losses.



          The Company's common stock is traded on the over-the-counter market, and is quoted on NASDAQ National Market System.

          The high and low common stock prices presented above are based on closing prices for the periods show. At February 28, 1994, there were approximately 1,600 stockholders of record of the common stock.